EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-127773, of Linkwell Corporation and the related prospectuses of our audit report dated March 31, 2010 with respect to the consolidated balance sheets at December 31, 2009 and 2008 and the consolidated statements of operations, shareholders' equity and cash flows of Linkwell Corporation and its subsidiaries for the year ended December 31, 2009 and 2008 appearing in the Form 10-K for the year ended December 31, 2009.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
April 15, 2010